AMERICAN STOCK EXCHANGE LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

June 29, 2006

The American Stock Exchange LLC (the “Amex” or the “Exchange”), pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated thereunder by the Securities and Exchange Commission (the “Commission”), has determined to strike from listing and registration on the Exchange, the following:

  Galaxy Nutritional Foods, Inc.

Common Stock, Par Value $.01

Commission File Number – 001-15345

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory; (ii) the issuer has failed to comply with its listing agreements with the Exchange; or (iii) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that is not in compliance with:

(a)

Section 1003(a)(i) of the Amex Company Guide (the “Company Guide”) which requires a company to maintain at least $2 million in shareholders’ equity if the company has reported losses from continuing operations and/or net losses in two of its three most recent fiscal years;

(b)

Section 1003(a)(ii) of the Company Guide which requires a company to maintain at least $4 million in shareholders’ equity if the company has reported losses from continuing operations and/or net losses in three of its four most recent fiscal years;

(c)

Section 1003(a)(iii) of the Company Guide which requires a company to maintain at least $6 million in shareholders’ equity if the company has reported losses from continuing operations and/or net losses in its five most recent fiscal years;

(d)

Section 1003(a)(iv) of the Company Guide which states that the Exchange will normally consider suspending dealings in, or removing from the list, a security of a company that is financially impaired.

(e)

Section 1003(f)(iv) of the Company Guide which states that the Exchange will normally consider suspending dealings in or removing from the list, a company that fails or refuses to pay, when due, any applicable listing fees established by the Exchange.

2.

The Common Stock of Galaxy Nutritional Foods, Inc. (“Galaxy” or the “Company”) does not qualify for continued listing for the following reasons:

(a)

The Company has incurred net losses as follows:

Fiscal years ended

 March 31.

Net (Loss)

     2005

$ (3,859,783)

     2004

$ (3,299,277)

     2003

$ (957,221)

     2002

$ (16,721,149)

     2001

$ (5,385,763)

Nine-months ended

December 31, 2005

$ (22,315,233)

(b)

For the nine-months ended December 31, 2005 the Company reported a shareholders' deficit of $2,806,092, a working capital deficit of $2,718,086, negligible cash position, and doubt that the Company could remain as a going concern.

(c)

The Company has an outstanding payable to the Exchange of $40,448.26 related to a Listing of Additional Shares Application dated July 12, 2005 as amended September 20, 2005 and approved by the Exchange on September 22, 2005.

3.

In reviewing the eligibility of the Company’s Common Stock for continued listing, the Exchange has complied with its standards and procedures as follows:

(a)

By letters dated September 29, 2005 and October 12, 2005 the Company was advised of its status in relation to the standards of the Exchange and offered an opportunity to present a plan in support of continued listing.  The Exchange’s letter advised the Company that it would need to regain compliance with Sections 1003(a)(i), 1003(a)(ii) and 1003(a)(iii) of the Company Guide within 18 months of the date of the letter and Section 1003(a)(iv) of the Company Guide within 6 months of the date of the letter.  The Company submitted its plan (the “Plan”) by letter dated October 28, 2005 and the Plan was accepted by the Exchange via correspondence dated December 16, 2005.

(b)

Subsequently, the Company failed to show progress consistent with the Plan. In the Form 10-Q for the nine-month period ended December 31, 2005 the Company reported a shareholders’ deficit of $2,806,092, a loss from operations of $21,457,474 and a net loss of $22,315,233. Therefore, the Exchange determined that the Company’s common stock did not qualify for continued listing. This determination, along with the Company’s right to appeal, was communicated to the Company by letter dated April 20, 2006.  The Company was also notified that, in accordance with Sections 1203 and 1009(d) of the Company Guide, it could appeal Staff’s determination no later than April 27, 2006 by requesting an oral or written hearing before a Listing Qualifications Panel.

(c)

The Company did not appeal the Exchange’s determination.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

4.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

5.

The Exchange official whose signature is set forth below is duly authorized to file this application.

6.

In accordance with the provisions of Rule 12d2-2, the Exchange has issued public notice of its final determination to remove the Company’s securities from listing and/or registration by issuing a press release and posting notice on www.amex.com.  Further, a copy of this application has been forwarded to Mr. Salvatore Furnari, Chief Financial Officer of the Company.

___________________________________

Dennis J. Meekins

Vice President, Listing Qualifications

American Stock Exchange LLC